Exhibit 99.3

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

March 8, 2023

Board of Directors

Evoqua Water Technologies Corp.

210 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Re:	Registration Statement on Form S-4 of Xylem Inc., filed March 8, 2023 (the “Registration Statement”)

Ladies	and Gentlemen:

Reference is made to our opinion letter, dated January 22, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Xylem Inc. (“Xylem”) and its affiliates) of all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Evoqua Water Technologies Corp. (“Evoqua”) of the exchange ratio of 0.480 of a share of common stock, par value $0.01 per share, (the “Xylem Common Stock”), of Xylem to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of January 22, 2023 (the “Agreement”), by and among Xylem, Fore Merger Sub, Inc., a wholly owned subsidiary of Xylem, and Evoqua.

The Opinion Letter is provided for the information and assistance of the Board of Directors of Evoqua in connection with its consideration of the transaction contemplated therein. We understand that Xylem has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY – Opinions of Evoqua’s Financial Advisors,” “RISK FACTORS – Risks Relating to the Merger,” and “THE MERGER – Background of the Merger; Recommendation of the Evoqua Board and its Reasons for the Merger; Opinions of Evoqua’s Financial Advisors; Certain Unaudited Forecasted Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)